Exhibit 99.1

                       Cheniere Energy and Morgan Stanley
         Capital Group to Cooperate in Seeking to Procure Long-Term LNG
                           Supplies for North America


    HOUSTON--(BUSINESS WIRE)--Oct. 20, 2005--Cheniere Energy, Inc. (AMEX:LNG) and Morgan Stanley Capital Group Inc. announced their intent to seek to procure liquefied natural gas (LNG) supplies for North America. Cheniere LNG Trading & Marketing, Inc. (Cheniere LNG Marketing) and Morgan Stanley Capital Group Inc. (MSCG) will work cooperatively in negotiating with global suppliers to deliver supplies through Cheniere's LNG receipt network comprised of Cheniere's wholly owned LNG receiving terminals where Cheniere LNG Marketing will hold capacity.
    Keith Meyer, president of Cheniere LNG Marketing said, "We look forward to seeing our relationship with Morgan Stanley grow as we work together to achieve our company's goal of fostering the marriage between North American natural gas demand and global LNG supply."
    Simon Greenshields, Managing Director of Morgan Stanley Capital Group Inc. said, "Morgan Stanley's relationships, financial capabilities and substantial presence in the domestic power and gas markets make us a logical partner for LNG producers seeking entry to the U.S. marketplace. Our relationship with Cheniere is intended to provide us access to premier receipt terminals in the Gulf Coast."
    Morgan Stanley Capital Group Inc is a direct, wholly owned subsidiary of Morgan Stanley, a large and diversified global financial services firm. It is also an active participant in global commodities markets, including electricity, natural gas, petroleum, and base and precious metals.
    Cheniere Energy, Inc. is a Houston based energy company engaged in developing LNG receiving terminals and Gulf of Mexico exploration & production. Cheniere is building a 100% owned Gulf Coast LNG receiving terminal near Sabine Pass in Cameron Parish, LA. It is also developing 100% owned Gulf Coast LNG receiving terminals near Corpus Christi, TX, and near the Creole Trail in Cameron Parish, LA. Cheniere is a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG receiving terminal in Freeport, Texas. Cheniere explores for oil and natural gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Additional information about Cheniere Energy, Inc. may be found on its web-site at www.cheniere.com.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.


    CONTACT: Cheniere Energy, Inc., Houston
             David Castaneda, 713-265-0202